Press Release                                              Source: Airtrax, Inc.


Airtrax Appoints Seasoned Financial Executive to Board of Directors Tuesday March 28, 8:01 am ET

BLACKWOOD, N.J., March 28 /PRNewswire-FirstCall -- Airtrax, Inc. (OTC Bulletin
Board: AITX - News), a developer of patented, omni-directional technology with military and commercial applications, announced today the Company's Board of Directors has appointed seasoned financial executive Andrew G. Guzzetti as a Director. Since September 2004, Mr. Guzzetti has served as Managing Director of the Private Client Group at McGinn Smith and Co., Inc., an investment banking and retail brokerage firm, where he is responsible for wealth management for high- net worth individuals. From September 2004 to February 2004, Mr. Guzzetti was Managing Director of the Private Client Division at The Keystone Equities Group, where he was responsible for building the retail brokerage arm of the company. From February 2004 to February 2002, Mr. Guzzetti was a capital formation consultant, where he advised start-up public and private companies on fundraising strategies. From February 2002 to November 1995, Mr. Guzzetti served as Senior Vice President and Branch Manager for Salomon Smith Barney in Mount Laurel, New Jersey, where he significantly grew revenues and increased the financial consultant population through recruitment and training. From July 1992 to March 1990, Mr. Guzzetti's was Vice President, Branch Manager of Shearson/Smith Barney in Clearwater, Florida. Mr. Guzzetti received a B.A. in Economics from Utica College in 1969.

Peter Amico, Airtrax President and Chairman of the Board, stated, "Mr. Guzzetti's expertise in investment banking and financial advisory for emerging-growth companies such as ours makes him particularly qualified to fulfill his required corporate governance and fiduciary responsibilities. I believe he will provide an important additional resource to our Board of Directors."

Mr. Guzzetti commented, "I am honored to join Airtrax and help direct their commercialization efforts of bringing omni-directional technologies worldwide. I believe in the company's technology and look forward to it being a part of the mainstream machinery economy in the near term."

About Airtrax, Inc.

A U.S.-based developer of Omni-Directional technology, Airtrax designs and manufactures Omni-Directional vehicles. The Airtrax patented wheel was designed and developed by Airtrax after receiving a technology transfer from the US Navy in the form of a Cooperative Research and Development Agreement (CRADA).

The SIDEWINDER(TM) Omni-Directional Lift Truck and the Airtrax-MEC Cobra(TM) aerial work platform (AWP) are the first Omni-Directional vehicles using Omni-Directional technology and the patented Airtrax wheel to be commercially produced. The nearly maintenance-free design also reduces maintenance costs, delivering cost efficiencies to companies both large and small. The Airtrax patented Omni-Directional wheel is manufactured exclusively for Airtrax vehicles. For more information and to view a must-see product demonstration, visit http://www.airtrax.com.


The Private Securities Litigation Reform Act of 1995 provides a "Safe harbor" for forward-looking statements. Certain of the statements contained herein, which are not historical facts, are forward-looking statements with respect to events, the occurrence of which involved risks and uncertainties. These forward-looking statements may be impacted, either positively or negatively, by various factors. Information concerning potential factors that could affect the company is detailed from time to time in the company's reports filed with the Securities and Exchange Commission.


    At the Company:
    Airtrax
    Peter Amico
    President
    856-232-3000
    pamico@airtrax.com
    http://www.airtrax.com

    Investor Relations:
    The Equity Performance Group
    Gary Geraci
    617-723-2373
    gary@equityperfgp.com
    http://www.equityperfgp.com